Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:
Date: December 5, 2002	Media	Analysts
	Teresa Souza	Cynthia Gamez
	915/543-5823	915/543-2213

El Paso Electric Announces Settlement
with FERC Trial Staff

El Paso Electric Company (EPE) announced today that it has reached a settlement with the Trial Staff of the Federal Energy Regulatory Commission (FERC) in the FERC’s pending investigation of EPE and Enron (FERC Docket No. EL02-113-000). The settlement, entitled “Stipulated Facts and Remedies,” will be presented by the Trial Staff in its written testimony filed December 5, 2002.

The settlement resolves all issues between EPE and the Trial Staff resulting from an investigation begun August 13, 2002 of instances of possible misconduct by EPE and two subsidiaries of Enron Corporation. The settlement does not resolve issues between EPE and other parties to the case, which includes California governmental entities and other market participants. Prehearing proceedings will therefore continue for all parties. Interveners are currently scheduled to submit their testimony on December 19, 2002. The settlement is not binding on any party other than EPE and the FERC Trial Staff, except to the extent it is approved by the FERC. In the event the FERC does not approve the settlement, neither EPE nor the FERC Trial Staff will be bound by its terms.

Under the terms of the settlement, EPE agrees to refund $14 million of revenues it earned on wholesale power transactions. EPE also agrees to refrain from making sales pursuant to its market-based rate authority between December 1, 2002 and December 31, 2004. In the settlement, EPE continues to assert that it has not violated any statute or FERC rule in conducting its wholesale trading activities, and EPE does not alter that position by entering into this settlement. EPE’s President and Chief Executive Officer, Gary R. Hedrick, expressed satisfaction with the settlement, stating as follows: “We are pleased today to announce this settlement with the FERC’s Trial Staff. We realize that there are still many hurdles ahead to resolve this proceeding before the FERC, but this is a significant step in that direction and we are eager to present it to the Administrative Law Judge and the FERC Commissioners for their consideration.”

EPE’s sales of wholesale electricity delivered to the California Independent System Operator (CAISO) constituted less than 0.3 percent of the total energy delivered through the CAISO during 2000 and 2001.
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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

A conference call to discuss the FERC settlement is scheduled for 3 p.m. Eastern Time, Friday, December 6, 2002. The dial-in number is 888-769-8523 with a passcode of 2002. A replay will run through December 20, 2002. The dial-in number for the replay is 800-839-4173. No passcode is required for the replay. The conference call will be webcast live on EPE’s website (www.epelectric.com) and streetevents.com. A replay of the webcast will be available shortly after the call.

El Paso Electric is a regional electric utility providing generation, transmission, and distribution service to approximately 314,000 retail customers in a 10,000 square mile area of the Rio Grande valley in west Texas and southern New Mexico, including wholesale customers in New Mexico, Texas, and Mexico.

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El Paso Electric • P.O. Box 982 • El Paso, Texas 79960